Exhibit 99.1

CELSIUS HOLDINGS TO IMPLEMENT PREVIOUSLY ANNOUNCED 1 FOR 20 REVERSE STOCK SPLIT

Delray Beach, FL—December 23, 2009—  Celsius Holdings, Inc. (OTCBB:CSUH.OB) will implement its previously announced 1 for 20 reverse stock split at the close of business on December 23, 2009.  Upon the effectiveness of the reverse stock split, all our issued and outstanding shares of common stock will be combined and reconstituted as a smaller number of shares of common stock, in a ratio of one share of common stock for every 20 shares of common stock.  We will round up any fractional shares of common stock issuable in connection with the reverse stock split.  Our authorized shares of capital stock will be reduced proportionately from 1,000,000,000 to 50,000,000 shares of common stock and from 50,000,000 to 2,500,000 shares of preferred stock.  Our common stock will continue to trade on the OTC Bulletin Board under the symbol CSUH.OB. A “D” will be appended as a 5th character to the current trading symbol for 20 business days, including the effective date.  The “D” will be removed after 20 business days.

About Celsius Holdings, Inc.

Celsius Holdings, Inc. (OTCBB:CSUH.OB) markets Celsius®, the original, great tasting calorie burner that is backed by science, through its wholly-owned operating subsidiary, Celsius, Inc. Celsius, Inc. is dedicated to providing healthier, everyday refreshment through science and innovation. Information about Celsius Holdings, Inc. is available at our website. More information about Celsius, the original, great tasting calorie burner, is available at http://www.celsius.com.

Forward-Looking Statements

This press release may contain statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain projections of Celsius Holdings' future results of operations and/or financial position, or state other forward-looking information. In some cases you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” “would,” or similar words. You should not rely on forward-looking statements since Celsius Holdings' actual results may differ materially from those indicated by forward-looking statements as a result of a number of important factors. These factors include, but are not limited to: general economic and business conditions; our business strategy for expanding our presence in our industry; anticipated trends in our financial condition and results of operation; the impact of competition and technology change; existing and future regulations affecting our business; and other risks and uncertainties discussed in the reports Celsius Holdings files from time to time with the Securities and Exchange Commission. Celsius Holdings does not intend to and undertakes no duty to update the information contained in this press release

Contact Info:

Steve Haley (866) 4-CELSIUS shaley@celsius.com or jnorelid@celsius.com
Source: Celsius Holdings, Inc.